SCHEDULE A

WELLS FARGO MASTER TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDED AND RESTATED FEE AGREEMENT

                This amended and restated fee agreement is made as of the 29th day of March, 2013, and is amended as of the 1st day of May, 2016, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Peregrine Capital Management, Inc. (the “Sub-Adviser”); and

                WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

                WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

                NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying annual rate of percentage of the assets of the Funds:

Portfolio Name	Sub-Advisory Fee
Small Company Growth Portfolio	First 200M Over 200M	0.50% 0.45%
Small Company Value Portfolio	First 300M Over 300M	0.45% 0.40%

The foregoing fee schedule is agreed to as of May 1, 2016 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By: ___________________________________________

            Paul Haast

            Senior Vice President

PEREGRINE CAPITAL MANAGEMENT, INC.

By: ___________________________________________

            David S. Lunt

            Chief Financial Officer